EXHIBIT 99.1

THORNBURG MORTGAGE COMPLETES

ADD-ON SENIOR NOTE OFFERING

Santa Fe, NM, December 2, 2003 — Thornburg Mortgage, Inc. (NYSE: TMA) announced today that it completed its previously announced $55 million Senior Notes offering. The issuance was an add-on to the $200 million of 8% Senior Notes due 2013 that were issued in May 2003, bringing the aggregate principal amount of the Senior Notes to $255 million. The add-on Notes have identical terms to the previously issued Senior Notes, although they were sold at 104.5% of their principal amount, to yield 7.33% per annum.

The net proceeds from the transaction will be used primarily to fund loans originated by the company and to purchase additional adjustable-rate mortgage securities. The offering represents long-term capital for the company allowing it to further diversify its funding sources.

The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market.

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Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Thornburg Mortgage, Inc., Santa Fe

Leanne L. Gallagher, (505) 989-1900

investorrelations@thornburg.com